Exhibit 99.7

Consent to be Named as a Director

In connection with the filing by Frequency Therapeutics, Inc. (the “Company”) of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who has agreed to serve as a director of the Company following its merger with Korro Bio, Inc. (which shall be known as Korro Bio, Inc.) as described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 20, 2023

By:	/s/ Jean-Francois Formela
Name: Jean-Francois Formela